EXHIBIT 5.1

December 12, 2012

The Board of Directors

Peregrine Pharmaceuticals, Inc.

14282 Franklin Avenue

Tustin, California 92780

Peregrine Pharmaceuticals, Inc. Registration Statement on Form S-8 (the “Registration Statement”)

Gentlemen:

As General Counsel and Corporate Secretary of Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”), I have participated in the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of 8,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable by the Company pursuant to its 2011 Stock Incentive Plan, as amended (the “2011 Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In connection with this opinion, I have examined the Registration Statement, the Company’s Certificate of Incorporation as in effect on the date hereof, the Company’s bylaws as in effect on the date hereof, the 2011 Plan and certain corporate proceedings of the Company as reflected in the minutes of meetings of the Board of Directors of the Company. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals or certified copies of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the 2011 Plan, will be validly issued, fully paid and nonassessable.

I am admitted to practice law in the State of California and my opinion is limited to federal law and the corporate laws of the State of California and the State of Delaware that affect such opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mark R. Ziebell

Mark R. Ziebell

General Counsel